Exhibit 99.1

Limoneira Company:

John Mills

Partner

ICR

646-277-1254

Limoneira Company to Acquire 157 Acres of Citrus Orchards in San Joaquin Valley

Santa Paula, CA., July 13, 2015 – Limoneira Company (“Limoneira” or the “Company”) (NASDAQ: LMNR) announced today that it has entered into a purchase agreement to acquire 157 acres of lemon, orange and specialty citrus orchards in San Joaquin Valley for approximately $3.3 million. The transaction is expected to close in 60 days. The orchards are being acquired pursuant to purchase options contained in certain operating leases the Company has had since 2012 for approximately 1,000 acres of lemon, orange, specialty citrus and other crops, which the Company refers to as the Sheldon Ranch leases. The lease agreements include base rent of $500 per acre and contingent rent of 50% of the operating profit of the leased property as defined in the lease agreements. Total rent expense for fiscal year 2015 on the acquired properly is estimated to be $100,000 on the expected closing date of the transaction and was $231,000 for fiscal year 2014.

The estimated proceeds of $2.8 million from the previously announced sale of the Wilson Ranch, which is expected to close in August 2015, will be used to acquire the 157 acres of citrus orchards. The sale of the 52 acre Wilson Ranch and purchase of the 157 acres of citrus orchards qualifies as a like-kind exchange and will allow the Company to defer approximately $1.0 million of gain for tax purposes.

About Limoneira Company

Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 10,700 acres of rich agricultural lands, real estate properties and water rights in California and Arizona. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s and Cadiz’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

The Companies believe the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, the Companies caution you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in the Companies’ SEC filings, which are available on the SEC’s website at http://www.sec.gov. The Companies undertake no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.